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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-103451) and Form S-8 (Nos. 333-58817, 333-50289 and,
333-50205) of Cal Dive International, Inc., of our reports dated March 11, 2005, with respect to the consolidated financial statements of Cal Dive International, Inc. and Subsidiaries, Cal Dive International, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cal Dive International, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.



                                                  /s/ ERNST & YOUNG LLP



Houston, Texas
March 11, 2005